EXHIBIT 10.12


                               LEASE AMENDMENT # 2

THIS LEASE AMENDMENT #2, dated October 21, 2002, is to that certain Lease Agreement, dated September 19, 2000 ("Lease" herein), by and between RCN 2000 LLX, a Colorado limited liability company ("Landlord"), and LinInc.Com, a Washington corporation ("Tenant"), with respect to the Premises known and described as approximately 4,589 rentable square feet (the "Premises"), located on the Third Floor in that certain four story office building commonly known as the Annex Building ("Building" herein) located at 2000 South Colorado Boulevard, Denver, Colorado 80222. As used herein, the term "Effective Date" shall mean December 1, 2002. In the event of any conflict between the terms and provisions of the printed portion of the Lease and the terms and provisions of Lease Amendment # 1, the terms and provisions of this Lease Amendment # 2 shall control.

     1. On the Effective Date, The Premises, as described in Article 1 of the Lease, is modified to include an additional area consisting of approximately 2,568 rentable square fee ("Additional Premises") contiguous to the existing Premises on the southwest side as shown on the attached floor plan attached hereto and made a part hereof as Exhibit "A". The existing Premises, taken together with the Additional Premises, shall total approximately 8,053 rentable square feet.

     2. On the Effective Date, the Base Rent, as described in Article 3 of the Lease, for all of the Premises, as modified, is amended as follows:

                    RENT PERIOD                                MONTHLY BASE RENT
                    -----------                                -----------------
     December 1, 2002 through November 30, 2003                   $13,086.13
     December 1, 2003 through November 30, 2004                   $13,253.19
     December 1, 2004 through November 30, 2005                   $13,421.67
     December 1, 2005 through November 30, 2006                   $13,589.44
     December 1, 2006 through November 30, 2007                   $13,757.21

          All such Base Rent and Additional Rent, if any, is due and payable on the first day of every calendar month, in advance without demand, however, rent on the expansion premises shall not be due until Landlord has substantially completed the tenant work in the space.

     3.   As of the  Effective  Date,  "Tenant's Pro Rata Share" as described in
     Article 5. (A) (2) of the Lease is hereby modified to 13.35%. Tenant shall be granted a new Base Year 2002, with regard to Building Operating expenses. Tenant's share of any future increase in annual building operating costs shall be capped at five percent (5%) per year, excluding any future increases in the costs of cleaning, utilities, insurance premiums, snow removal, and real estate taxes.

     4. Tenant shall increase the amount of its security deposit to be held throughout the new lease term by Landlord, in accordance with the provisions of Paragraph 3 of the Lease, from $8,200.00 to $13,086.13.

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     5.   Landlord,  at its sole cost and prior to the Lease  Commencement date, shall construct the Premises to a turn-key finish, in accordance with the space plan dated October 10, 2002 from Tenant Planning Services, which shall include full-height, double glass doors and two full height glass sidelights. The foregoing improvement work shall be known as "Landlord's work". Additional work, if any, requested by Tenant to the scope of
     Landlord[`s   Work  that  results  in  additional  cost  in  preparing  the
     Additional Premises for Tenant's use shall be at the sole cost and expense of Tenant. Landlord and Tenant shall approve any such additional work and the cost thereof prior to Commencing any such additional work. Tenant shall reimburse Landlord for any such additional approved work within thirty (30) days of Landlord's invoice to Tenant for the cost of such work.

     6. Tenant's parking shall be in accordance with the standard building parking ratio of 3:1000 RSF throughout the term of the lease, including for the expansion premises. The monthly parking cost shall be $45.00 per month, per space, throughout the term of the lease. If available, Tenant may utilize, on a month to month basis, additional parking spaces in the covered structure at the same monthly cost of $45.00 per month, per space. Such additional month to month parking spaces may be recaptured by Landlord with thirty (30) days prior written notice to Tenant.

     7. Tenant shall be granted a one time Right of First Opportunity on the contiguous Suite 300, comprising approximately 1,570 RSF of space. In the event that Landlord receives a bona fide offer from a third party, or from another existing tenant in the building interested in leasing Suite 300, Landlord shall notify Tenant in writing of the availability of the space and tenant shall then have ten (10) business days within which to negotiate a separate business agreement with Landlord to lease the subject premises.

     8. Tenant shall have a one time Right to Terminate the lease agreement at the end of the thirty-sixth (36) month of the new lease term, in the even that Landlord cannot accommodate Tenant's need for additional office space anywhere else in the Building. Tenant shall provide Landlord with a t least one-hundred and twenty (120) days prior written notice before the third anniversary date of the lease term if Tenant needs additional office space. Landlord shall then have thirty (30) days within which to identify the expansion premises and negotiate with Tenant a separate business agreement to lease the subject premises, or Tenant may then notify Landlord of its intention of terminate the lease on the third year anniversary date. In the event that Tenant does terminate the lease agreement, Tenant shall pay to Landlord a Termination Penalty of two-fifths of Landlord's unamortized leasing costs, to include tenant finish work and leasing commissions, plus three months base rent, prior to the lease being terminated. The exact amount of the termination penalty shall be provided to Tenant with 60 days of the effective date.

     9. The Lease is modified to conform to the terms and conditions of this Lease Amendment #2 and except as herein modified is ratified and affirmed.

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     10.  Any notices sent to tenant shall be sent to the Premises,  with a copy to:

          David Stedman, CEO and President
          4700-42nd Avenue SW, Suite 430
          Seattle, WA 98116

     11. Time is of the essence under this Agreement, and all provision herein relating thereto shall be strictly construed. Unless waived by Landlord (which it shall have the right, but not the obligation, to so do), this Agreement is contingent upon execution and delivery by Tenant to Landlord's agent no later than Friday, October 25, 2002, 5:00p p.m., mountain standard time.

     IN WITNESS WHEREOF, the parties hereto have caused this Lease Amendment #2 to be executed the day and year first written above.


LANDLORD                                    TENANT
RCN 2000 LLC,                               LionInc.com
A Colorado limited liability company        a Washington corporation



By:  _________________________________    By:  _________________________________


Printed Name:  _______________________    Printed Name:  _______________________


Title:  ______________________________    Title:  ______________________________

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